Exhibit 99.1

Capital City Expands Into Georgia

TALLAHASSEE, FL - Capital City Bank Group, (Nasdaq: CCBG), announced the signing of a definitive agreement to acquire
Grady Holding Company and its subsidiary First National
Bank of Grady County in Cairo, Georgia. The acquisition represents Capital City's initial banking offices in the state of Georgia.

First National Bank of Grady County is a $114 million asset institution with offices in Cairo and Whigham, Georgia, and maintains the largest market share in Grady County. The bank's main office is approximately 35 miles from Tallahassee.

Closing is scheduled for the second quarter of 1999 and will be accounted for as a pooling of interests. Capital
City will issue 21.5 shares for each of the 60,910 shares of First National Bank of Grady County. The transaction is expected to be accretive in the first year.

Capital City President and Chief Executive Officer, William
G. Smith, Jr., said' "I am excited about Capital City's expansion into South Georgia and having John Wight, majority owner of Grady, join the Capital City Bank Group
Board. John is a successful businessman who will bring great talents to Capital City." Smith further commented, "Chuck Stafford, President of First National Bank of Grady
County, is a superb banker and I look forward to working with Chuck and having the team join the Capital City family." John Wight was equally enthusiastic in his praise for Capital City. "I am pleased to continue with a company which shares the same feelings about community banking and can bring an array of products and services to South
Georgia."

Capital City Bank Group, Inc., is a $1.3 billion financial services company headquartered in Tallahassee, Florida, providing traditional deposit and credit services, asset management, trust, mortgage banking, credit cards, data processing, and securities brokerage services. Founded in 1895, the company has 44 banking offices, 42 ATM's, and 9
Bank 'n Shop locations.